SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                        Commission File Number: 811-05506

      (Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
                        [ ] Form N-SAR [ X ] Form N-CSR

                         For Period Ended: May 31, 2004

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                        For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I - REGISTRANT INFORMATION

                 College and University Facility Loan Trust Two
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                             Full Name of Registrant

                                       N/A
                                       ---
                            Former Name if Applicable

                                  c/o U.S. Bank
                               One Federal Street
                               ------------------
            Address of Principal Executive Office (Street and Number)

                                Boston, MA 02110
                                ----------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

                  (a)      The reasons described in reasonable detail in Part
             |             III of this form could not be eliminated without
             |             unreasonable effort or expense;
             |    (b)      The subject annual report, semi-annual report,
             |             transition report on Form 10-K, Form 20-F, 11-K Form
             |             N-SAR or Form N-CSR, or portion thereof, will be
      [X]    |             filed on or before the fifteenth transition report
             |             on Form 10-Q, or portion thereof will be filed on or
             |             before the fifth calendar day following the
             |             prescribed due date; and
             |    (c)      The accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11K, 20-F, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

Additional time is needed to comply with the disclosure and certification requirements set forth under the Sarbanes-Oxley Act of 2002 and the related rules promulgated by the Securities and Exchange Commission. The Company expects to file a complete report on Form N-CSR within the time period permitted pursuant to this Notification of Form 12b-25.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Diana J. Kenneally                 (617) 603-6406
             ------------------                 --------------
             (Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports(s).
                                                              [X]  Yes    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               |_| Yes   [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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

                 College and University Facility Loan Trust Two
                 ----------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                  COLLEGE AND UNIVERSITY FACILITY LOAN TRUST TWO

                                  By: U.S. Bank, not in its individual capacity, but solely as Owner Trustee under a Declaration of Trust dated March 11, 1988 and Amended and Restated on May 12, 1988, and December 4, 1989.


Date: August 5, 2004              /s/ Diana J. Kenneally
                                  --------------------------------------------
                                  Diana J. Kenneally, Assistant Vice President